Exhibit 10.4

August 18, 2008

Brian J. Sereda

[Home Address]

Dear Brian:

We are pleased to formally extend to you an offer of employment for the position of Vice President of Finance and Chief Financial Officer with Virage Logic Corporation. As a member of our G&A group, located in Fremont, you will report to J. Daniel McCranie, Chairman and CEO.

In this position, you will receive a compensation package including base salary, eligibility for equity incentives and a comprehensive benefits plan.

Your base salary will be $20,833.33 per month (equivalent to $250,000 per annum), subject to standard payroll deductions and withholdings. Upon joining, you will be eligible for a one-time sign-on bonus of $15,000, which is recoverable in full, if you were to terminate employment within the first year of service. The sign-on bonus will be paid along with the first payroll. This position is classified as Exempt.

You will be eligible to participate in our Executive MBO Plan. Subject to Board of Directors approval, your annual On Target Bonus will be equivalent to 35% of annual base salary, and will be paid as Restricted Stock Units (RSU). This bonus payment will be pro-rated from start of employment and is subject to goal achievement of assigned MBO’s. Enclosed for your reference is the FY2008 Plan document.

You will be eligible to receive a stock settled appreciation right (“SSAR”) grant for 100,000 shares of Common Stock of Virage Logic, subject to Board of Directors approval and pursuant to the Virage Logic Corporation 2002 Equity Incentive Plan. The grant price for the SSAR will be fixed based on the closing sales price of the Common Stock on the 1st or 3rd Thursday of the calendar month, whichever next follows your first day of employment. The shares subject to the SSAR will vest over a four-year period, with 25% of the shares vesting one (1) year from your start date, and the remainder vesting at a rate of 1/48th of the shares per month for the remaining 36 months. The vesting commencement date will be your start date.

In addition to the stock settled appreciation right grant, you will also receive Restricted Stock Units (RSU) grant of 40,000 shares, subject to Board of Directors approval. The grant will be effective on your start date. This award is granted pursuant to the Company’s 2002 Equity Incentive Plan. The shares subject to this option will vest over a four (4) year period, annually on the anniversary of the grant date.

With regard to benefits, you will receive all the employment benefits available to full time, regular exempt employees of Virage Logic. These benefits include a 401(k) plan, as well as medical, dental, vision and life insurance plans. In addition, you will be eligible to accrue 15 days paid time off during the year period. The Company offers 10 paid holidays per year.

Further, in accordance with The Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. If you do not have these documents, please contact Azfar Hasib, Director of Human Resources at your earliest convenience.

47100 Bayside Parkway • Fremont, CA 94538	Initials	-JDM
510.360.8000 main • 510.360.8099 fax • www.viragelogic.com		-BS

Brian J. Sereda

August 18, 2008

As an employee of Virage Logic, you will have access to confidential information, and you may, during the course of your employment, develop information or inventions that will be the property of Virage Logic. To protect the interests of Virage Logic, you will be required to sign the Company’s Employee Invention and Confidential Information Agreement as a condition of your starting employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

This offer letter is an offer of employment and is not intended and shall not be construed as a contract proposal or contract of employment.

Your employment with Virage Logic is voluntarily entered into and you are free to resign at any time. Similarly, Virage Logic is free to conclude an employment relationship where it believes it is in its interest, at any time and for any reason and for no cause. While we hope our relationship will be mutually beneficial, it should be recognized that neither you nor we have entered into any contract of employment, expressed or implied. Our relationship is and always will be one of voluntary employment “at will.” You will be covered by the “Change in Control Severance Agreement” and a copy of the agreement is enclosed for your reference.

This written offer constitutes all conditions and agreements made on behalf of Virage Logic and supersedes any previous verbal or written commitments by the Company. No representative other than the undersigned has any authority to alter or add to any of the terms and conditions herein.

This written offer is also contingent upon completion of your background check with acceptable results and your receipt and acknowledgement of the Company Code of Conduct. This background check is a standard verification of criminal history, education and former employers.

Please contact me or Azfar Hasib to indicate your response to this offer. Upon your acceptance, please sign and return the original while retaining the copy of this offer for your records. You may send your signed copy to our confidential fax number, 510-360-8078, and return the original on your first day of employment. I have also enclosed an Employee Invention and Confidential Information Agreement.

Brian, we are excited about the opportunity to have you join Virage Logic and are looking forward to your positive response.

Regards,

/s/ J. Daniel McCranie
J. Daniel McCranie
Chairman and CEO

Accepted:	/s/ Brian J. Sereda	Date:	8-20-08
Brian J. Sereda

Anticipated Start Date:	9-15-08